                                          IES UTILITIES INC.
                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                            Twelve Months
                                               Year Ended December 31,                         Ended
                                                                                              June 30,
                              1989         1990         1991         1992         1993         1994
                               (in thousands, except ratio of earnings to fixed charges)

 Net income              $    53,454  $    45,969  $   47,563   $    45,291  $    67,970  $    67,254

 Federal and state
   income taxes               22,574       22,364      23,494        20,760       37,963       39,434

     Net income
       before income
         taxes                76,028       68,333      71,057        66,051      105,933      106,688                    es

 Interest on long-term
   debt                       29,044       28,853      31,171        35,689       34,926       36,365

 Other interest                3,130        4,704       5,595         3,939        5,243        4,425

 Estimated interest
   component of
     rents                     9,494        7,936       6,594         4,567        3,729        3,915

 Fixed charges as
   defined                    41,668       41,493      43,360        44,195       43,898       44,705

 Earnings as defined     $   117,696  $   109,826 $   114,417   $   110,246  $   149,831  $   151,393

 Ratio of earnings to
    fixed charges
      (unudited)                2.82         2.65        2.64          2.49         3.41         3.39

For purposes of computation of these ratios (a) earnings have been calculated by adding fixed charges and Federal and state income taxes to net income; and (b) fixed charges consist of interest (including amortization of debt expense, premium and discount) on long-term and other debt and the estimated interest component of rents.